For information contact:
Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com

BRILLIAN CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER

TEMPE, ARIZ., October 27, 2004 - Brillian Corporation (Nasdaq: BRLC), a designer and developer of rear-projection, high-definition televisions based on its proprietary liquid crystal on silicon (LCoSTM) microdisplays, today announced its financial results for the third quarter ended September 30, 2004.

For the quarter ended September 30, 2004, Brillian reported revenue of $733,000, up 4% from the year-ago quarter. Year-to-date revenue was $2.3 million, up 28% from the first nine months of 2003. Net loss for the quarter was $6.3 million compared with a net loss of $4.5 million in the third quarter of 2003. Net loss for the first nine months of 2004 was $16.6 million compared with a net loss of $13.8 million for the first nine months of 2003. Net loss per share was $0.91 for the third quarter of 2004 compared with $0.84 for the third quarter of 2003. For the first nine months of 2004, net loss per share was $2.69 compared with $2.59 for the first nine months of 2003. Bookings for the second quarter of 2004 totaled $1.1 million.

Brillian ended the quarter with cash, cash equivalents and short-term investments of $10 million, working capital of $12.5 million, stockholders’ equity of $34.9 million, and no debt.

“As we discussed in previous announcements, our ability to produce HDTVs has been limited by our ability to obtain sufficient volume of light engines from our supplier, JDS Uniphase” said Vincent F. Sollitto, Jr., President and CEO of Brillian. “JDS Uniphase had previously been working on a plan to re-commence production in early October. However, we have been informed by JDS Uniphase that the problems are more significant than had been anticipated and, therefore, they will be unable to start volume production until the second quarter of 2005. Over the past two weeks, Brillian and JDS Uniphase have discussed ways to mitigate both the interim production issue and the consequences of that issue for Brillian. As of today, we are still discussing various strategies and are optimistic that we will be able to reach a mutually acceptable agreement.”

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

Brillian will host a conference call today, October 27, to discuss its third quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Web cast and is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Brillian’s Web site at www.brilliancorp.com under the Investor Relations section. Brillian will maintain an audio replay of this conference call on its Web site through the fourth quarter of 2004. No other audio replay will be available.

About Brillian Corporation
 Brillian Corporation designs and develops rear-projection HDTVs targeted at retailers and end user customers looking for breakthrough performance and image quality that sets a benchmark in HDTV price/performance. The company is the first and only provider of LCoSTM Gen II technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoSTM microdisplay products and subsystems that original equipment manufacturers (OEMs) integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoSTM Gen I and LCoSTM Gen II microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high contrast ratios. The company’s website is www.brilliancorp.com.

Brillian is a registered trademark and LCoS is a trademark of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding the company’s manufacturing plans. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) the ability of Brillian’s suppliers to fulfill production requirements and delivery schedules, (b) changes in markets for the company’s products; (c) changes in the market for customer’s products; (d) the failure of Brillian products to deliver commercially acceptable performance; (e) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (f) other risks as detailed in Brillian’s Annual Report on Form 10-K.

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

BRILLIAN CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Total net sales	$733	$703	$2,345	$1,834
Costs and Expenses:
Cost of sales	4,369	2,376	9,406	7,194
Selling, general, and administrative	508	1,169	2,701	3,434
Research and development	2,225	1,814	6,783	5,211

	7,102	5,359	18,890	15,839

Operating loss	(6,369)	(4,656)	(16,545)	(14,005)
Other Income (Expense):
Loss on investment in start-up company	—	—	(131)	—
Interest, net	47	14	114	14
Loss before income taxes	(6,322)	(4,642)	(16,562)	(13,991)
Benefit from income taxes	—	160	—	160

Net Loss	$(6,322)	$(4,482)	$(16,562)	$(13,831)

Loss per Common Share:
Basic and diluted	$(0.91)	$(0.84)	$(2.69)	$(2.59)

Weighted Average Number of Common Shares:
Basic and diluted	6,931	5,333	6,168	5,333

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

BRILLIAN CORPORATION
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2004	2003
ASSETS
Current Assets:
Cash, cash equivalents, and short-term investments	$10,029	$14,417
Accounts receivable, net	709	447
Inventories	4,859	2,735
Other current assets	667	828

Total current assets	16,264	18,427
Property, plant, and equipment, net	7,431	6,267
Intangibles, net	8,756	8,768
Other investments	6,200	6,331

	$38,651	$39,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,382	$457
Accrued compensation	516	84
Accrued liabilities	761	676
Deferred revenue	129	21

Total current liabilities	3,788	1,238

Commitments and Contingencies
Stockholders’ Equity:
Common stock	7	5
Additional paid-in capital	58,007	45,708
Deferred stock compensation	(696)	(1,265)
Accumulated deficit	(22,455)	(5,893)

Total stockholders’ equity	34,863	38,555

	$38,651	$39,793

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com